EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Alexander & Baldwin, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2016, relating to the balance sheet of Kewalo Development LLC as of December 31, 2015, and the related statements of income and changes in members’ equity, and cash flows for the year ended December 31, 2015.

/s/ KKDLY LLC

Honolulu, Hawaii
November 8, 2017